EXHIBIT 4.1

INTELLECTUAL PROPERTY ASSIGNMENT AGREEMENT

     This Intellectual Property Assignment Agreement (the “Agreement”) is entered into on this 16 day of August, 2004, by and between eXegenics, Inc., a Delaware corporation (“Assignor”), and NLC Pharma, Inc., a Delaware corporation (“Assignee”).

     WHEREAS, Assignor declares that, to the best of its knowledge, it is the sole owner of the QCT technology and that there are no rights of any third party in the QCT technology (as defined below);

     NOW, THEREFORE, in consideration of the mutual promises and representations of the parties, the parties agree as follows

AGREEMENT

     1. Technology. Assignor has filed certain applications regarding certain technology with the United States Patent and Trademark Office (“USPTO”) which it believes is proprietary. A description of the patents and their serial numbers are as follows:

     (a) Modulators of Cysteine Protease; U.S. Serial- No. 09/555,421;

     (b) Novel Antiviral Compounds; U.S. Serial No. 09/202,359;

     (c) Molecules Derived From Mechanism/Based Drug Design; U.S. Serial No. 10/149,087;

     (d) Cysteine Protease Inhibitors; U.S. Social No. 10/467,105;

     (e) Antimicrobial Compounds Against Staphylococci, Mycobacteria, And Other Infectious Agents; U.S. Provisional Applications No. 60/370,261 and No. 60/390,785;

     (f) Antimicrobial Compounds; U.S. Provisional Applications No. 60/390,551 and No. 60/390,565;

     (g) PCT application no. WO 03/087127 A2

all of which are more particularly described in Exhibit “A” attached hereto and collectively referred to in this Agreement as the “QCT technology.”

     2. Assignment. Subject to the terms of this Agreement, Assignor hereby irrevocably assigns and transfers its entire right, title and interest in and to the QCT technology, in the United States of America and all foreign countries together with all common law rights related thereto, all rights of renewal and extension, and the right to recover damages and profits for past infringements thereof, and all goodwill associated therewith, to Assignee. Such assignment shall include all patent applications, research notebooks and archived electronic files stored on any type of media or drives. Simultaneously with signing this Agreement the Assignor shall sign an assignment letter for the benefit of the Assignee. The assignment of the QCT technology with the USPTO shall be executed by Assignor no later than fourteen (14) days as of the date of the Agreement. Enhancements to the QCT technology shall be the property of NLC Pharma Inc. Assignee shall be responsible for the payment of any and all costs and fees associated with (i) the transfer of the QCT technology form Assignor to Assignee; (ii) the application for enhancements (if any) on the QCT technology; and (iii) any other costs associated with QCT technology.

     3. No Warranty. It is expressly understood and agreed by the parties that Assignor makes no express or implied warranty regarding the QCT technology including, but not limited to, its validity, patentability, utility or commercial potential. Once this assignment has been executed and filed with the USPTO, Assignor shall have no further obligation regarding the QCT technology and any patents pending. Assignee shall be solely responsible for continuation of any patent prosecution and maintenance of any patents granted, and any and all costs related thereto. Assignor makes no representation or warranty that anything made, used, sold, or otherwise disposed of by Assignee utilizing the QCT technology will be free from infringement claims of any of third parties or other patent holders. Notwithstanding the above, Assignor hereby warrants and represents that, to the best of its knowledge, with regard to the QCT technology, no patent infringements lawsuits are in existence, threatened or impending.

     4. Royalties. Assignee hereby agrees to pay Assignor the following royalty payments for the life of the QCT technology (including all enhancements thereof):

          (a) Fifty percent (50%) of any and all royalties received by Assignee from licenses or the sale of the QCT technology to third parties

          (b) Ten percent (10%) of any other revenues or payments monies received by Assignee in connection with the development of the QCT technology (including but not limited to “milestone payments.” It is agreed by the parties that any payments received by Assignee relating to “full-time equivalent” research support payments are excluded from this section and no royalties for such specified research support shall be paid.

     It is agreed by the parties that Assignee’s obligation to pay the above-described royalties will cease upon Assignor receiving royalties in an aggregate amount of $20,000,000 (U.S.).

     5. Reports, Payments and Credits. Assignee agrees to make written reports to Assignor quarterly, within fifteen (15) calendar days next following the end of each calendar quarter in which Assignee receives any revenues or payments described in Section 4 above, stating in each such report the gross revenues and payments received and the calculation of royalties owed to Assignor there from. All royalty payments owed to Assignor shall be due and payable within fifteen (15) calendar days next following the end of each calendar quarter in which Assignee receives any revenues or payments described in Section 4 above and accompany the report and be in the form of (i) a certified check drawn on a bank located in the United States of America, or (ii) a wire transfer into an account designated by Assignor. All royalties shall be paid in U.S. dollars.

     Assignee agrees to keep records showing any revenues and payments derived from the QCT technology as described in Section 4 above and shall be kept in sufficient detail to make the gross revenues and payments as well as the royalties paid hereunder determinable with commercial certainty, and Assignee further agrees to permit its books and records to be examined by the Assignor (or its agents) to the extent necessary to audit and verify the quarterly reports described above, and with prior coordination with the Assignee which shall not be unreasonably withheld. Such examination shall be made at the expense of Assignor, be accomplished by Assignor, its agents or contractors and take place during customary business hours at the offices of Assignee, or at the request of the Assignor, the Assignee shall send such requested materials to Assignor via reputable overnight courier within a reasonable time after such request (but in no event later than three business days after such request is made).

     6. Irrevocable Assignment. It is understood by the parties that it is the intent of this Agreement to assign and transfer all right, title and interest in the QCT technology to Assignee and that Assignor shall have no right or title in the QCT technology whatsoever.

     7. Indemnity. To the extent that Assignor, prior to the execution of this Agreement, had knowledge of any demand, claim, cause of action, or damages of any kind, Assignor hereby agrees to indemnify and hold harmless the Assignee with regard to all demands, claims, causes of action, damages of any type or kind, costs and expenses (including attorneys’ fees) arising directly or indirectly from Assignor’s ownership, use or commercial exploitation of the QCT technology prior to the Agreement. Assignee hereby agrees to indemnify and hold harmless Assignor from any and all demands, claims, causes of action, damages of any type or kind, costs and expenses (including attorneys’ fees) arising directly or indirectly from Assignee’s ownership, use or commercial exploitation of the QCT technology following the signing of the Agreement including, but not limited to, any claim of infringement by any third party.

ARBITRATION

     8. Resolution of Disputes. Should the parties hereto be unable to amicably resolve between themselves any disagreements relating to or arising from any one or more of the provisions of this Agreement, neither party shall seek redress against the other in any court or tribunal in any part of the world, but instead both parties shall submit such disagreement to arbitration by the Arbitration Court of the International Chamber of Commerce.

     The Arbitration proceeding shall be conducted in the English language in New York City, New York, United States of America, in accordance with the rules and regulations of the Arbitration Court of the International Chamber of Commerce including any provisions allowing for an expedited process. Any determination, award or other action shall be considered the valid action of the arbitrators whose decision shall be fully and finally binding on both parties.

     The parties hereto agree to share equally all costs and expenses of such arbitration proceeding, irrespective of its outcome, unless the decision awards fees to one party as compensation for the other party bringing a dispute to arbitration that is vexatious or was done to hinder, delay and/or was brought in bad faith.

     9. Injunctive Relief. Assignee recognizes that in the event Assignee fails to perform, observe or discharge any of its obligations under this Agreement, any remedy at law may prove to be inadequate relief to Assignor. Therefore, notwithstanding anything in this Agreement to the contrary, Assignor, if it so requests, shall be entitled to temporary and permanent injunctive relief (including temporary restraining orders, preliminary injunctions and permanent injunctions as a court of competent jurisdiction shall determine) in any such case to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any other country having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity. Assignee consents to the jurisdiction of such US Courts and the enforcement of such injunction in all countries where Assignee conducts its business. Assignee hereby waives its right to assert as a defense that there is an adequate remedy at law.

     Any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. If any provision of this Section 9 is deemed invalid or unenforceable, such provision shall be deemed modified and limited to the extent necessary to make it valid and enforceable.

LAWS GOVERNING AGREEMENT

     10. Laws and Waiver. This Agreement shall be solely governed by and construed in accordance with the laws of the State of New York. If any provisions hereof are deemed to be invalid or void, the remaining portions thereof shall remain in effect.

     Waiver by either party of any violation or nonperformance by the other party of any of its obligations hereunder shall not be considered a waiver of any other of the party’s obligations, covenants or agreement, nor shall any forbearance by other parties be deemed a waiver by such party of its right to remedies with respect to such violation of non-performance.

     It is specifically stated and agreed by the parties hereunder that the Convention for the International Sale of Goods shall not apply to the interpretation, operation or the resolution of disputes of this Agreement and is specifically excluded herefrom.

GENERAL PROVISIONS

     11. Prior Agreements. This Agreement supersedes all prior discussions, negotiations and agreements between Assignor and Assignee, and cannot be altered or amended except by an agreement in writing signed by both parties. This Agreement shall be binding on each of the parties, their successors or assigns

     12. Force Majeure. Notwithstanding anything else to the contrary contained herein, Assignor and Assignee shall not be liable for any delay or failure or performance hereunder occasioned by any embargo, price control, requisition, priority, or other governmental action or any interruption of transportation facilities, shortage of materials or supplies, strike, fire, catastrophe or other act or force majeure. If, as a result of any legislation, decree or order of the Government of the Territory or the Government of the United States, or any of the causes mentioned in the preceding sentence of the paragraph, either of the parties is prevented from fulfilling its obligations, the other party may give notice thereof to the other and the obligations of both parties shall be suspended. Nothing in this paragraph shall release the Assignee from its obligation to pay any royalties due Assignor under the terms of this Agreement.

     13. Registration of Agreement. Assignee shall, at the expense of Assignee, be responsible for registering this Agreement, properly translated and authenticated as may be required, with any governmental authority within the State of Israel which may require such registration, and shall take such other steps as Assignor may reasonably request to cause this Agreement to be duly enforceable under the laws of Israel in accordance with its terms.

     14. Execution. This Agreement may be executed by duly authorized officers of the respective parties hereunder in any number of counterparts, each of which shall be deemed the original. This Agreement may be translated into any other language, but only this Agreement in the English language shall be deemed the original. If any conflict exists between the English language and the translation, this English language version shall control.

     15. Notices. Any notice, demand or delivery authorized by this Agreement shall be sufficiently given or made if in the English language and delivered by Federal Express, DHL or any other similar courier service where a signed receipt of delivery is required, and addressed as follows:

     If in the case of Assignor, addressed to:

eXegenics, Inc.
Attn.: David Riggs, CEO
1250 Pittsford—Victor Road Building 200, Suite 280
Pittsford, NY 14534

     If in the case of Assignee, addressed to:

NLC Pharma, Inc.
Attn.: Dorit Arad, President
4 Stimazki St.
Ramat Aviv, Tel Aviv, Israel

     Either party may change its address for this purpose by giving written notice to the other in the manner provided.

     16. Litigation. No action, suit, inquiry, audit, or to the best knowledge of Assignee no proceeding or investigation, by or before any court or governmental or other regulatory or administrative agency or commission is currently pending or, to the best knowledge of the Assignee threatened against, involving or arising in connection with the Assignee entering into this Agreement or that questions or challenges the validity of this Agreement or any action taken or to be taken by the Assignee pursuant to this Agreement.

     17. Confidential Information. The Assignee shall keep, file and store all information concerning the QCT technology, together with any notes or other material incorporating or relating to the QCT technology, in a manner consistent with its confidential nature, except in respect to the exploitation and use of the QCT technology by the Assignee in respect of the exploitation of its rights and interests in and to the QCT technology. Assignee shall take all appropriate action, whether by instruction, agreement or otherwise, to ensure that its directors, officers and employees do not disclose or misappropriate the QCT technology, directly or indirectly. Notwithstanding the foregoing, Assignee shall have the right to disclose QCT technology to the extent that it is required to be disclosed by any applicable law or any rule or regulation of any Governmental Authority having jurisdiction over the Assignee, as the case may be.

     18. Notice of Infringement or Unauthorized Use. Each party shall promptly inform the other party in writing of any notice of claim or action, or any threatened claim or action, against either party by any third Person arising out of in any way related to the QCT technology.

     19. Institution, Prosecution and Defense of Claims.

          (a) (i) Promptly following the delivery of the notice of any act of any infringement, unauthorized use, piracy or misappropriation of, or breach of any confidentiality agreement or affecting the QCT technology, or, in the case where such infringement, unauthorized use, piracy misappropriation or breach is discovered by the parties or is otherwise brought to its attention, provided Assignee has not breached this Agreement and/or no documented dispute has arisen, Assignor herein grants to the Assignee authority to take such steps as shall be necessary in order to protect the Assignee and Assignor’s rights with respect to the QCT technology, respectively, including, but not limited to, instituting or authorizing others to institute any claim, suit or proceeding at law or in equity arising out of or related to the infringement, unauthorized use, piracy or misappropriation of, or breach of any confidentiality agreement pertaining to, or in any way affecting the QCT technology; and (ii) The institution, prosecution, maintenance and control of any claim, suit or proceeding at law or in equity arising out of or related to, or in any way affecting the QCT technology shall be subject to the joint direction and control of the Assignee and Assignor, at the sole cost and expense of the Assignee, and any and all sums that may be received, obtained, collected or recovered in any such claim, suit or proceeding, whether by decree, judgment, settlement or otherwise, shall be the sole and exclusive property of the Assignee (provided it is in full compliance with the terms of this Agreement, and no documented dispute shall have arisen).

          (b) If requested by Assignee, Assignor shall join Assignee as a party complainant in any such claim, suit or proceeding, at the expense of the Assignee.

          (c) Assignee shall defend, at its own expense, any claim that a third-party shall institute affecting the QCT technology granted to the Assignee herein. Assignor shall cooperate fully in the defense of any such claim, suit or proceeding against any party by a third person, brought in connection with, arising out of or related to the QCT technology, and each party shall execute such documents and take such actions as may be reasonably requested by the other party and consistent with the rights and obligations of the parties hereunder. Assignee shall be responsible for the cost and expenses of the Assignor incurred as a result of this subsection.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written.

EXEGENICS, INC.		NLC PHARMA. INC.

By:		By:

	David Riggs, Chief Executive Officer		Dorit Arad, President